Exhibit (a)(4)

AMENDMENT TO THE AGREEMENT AND DECLARATION OF TRUST

OF

BURNHAM INVESTORS TRUST

The undersigned, being at least a majority of the Board of Trustees of Burnham Investors Trust, a Delaware statutory trust (the “Trust”), acting pursuant to Article IX, Section 7 of the Trust’s Agreement and Declaration of Trust dated August 20, 1998, as amended (the “Declaration”), do hereby amend the Declaration as follows, such amendment to become effective upon execution:

1.	Section 8 of Article II of the Declaration is hereby deleted and replaced with the following paragraph:

“Chair. The Trustees may appoint one of their number to be Chair of the Board of Trustees. When present, the Chair shall preside at all meetings of the Shareholders and of the Trustees.”

2.  All references in the Declaration to the “Chairman” of the Board are hereby changed to the “Chair” of the Board.

S:\TLEADER\FUNDADM\Burnham - Corporate Regulatory\Board Meetings\Resolutions\October\Special Meeting of Board of Trustees 10.25.05\Amendment to Declaration of Trust (10_05)--Burnham (3).DOC

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have executed this instrument as of this 25 day of October, 2005.

/s/ Jon M. Burnham     /s/ John C. McDonald
Jon M. Burnham, as Trustee and not individually John C. McDonald, as Trustee and not          individually

/s/ Donald B. Romans
Lawrence N. Brandt, as Trustee and not individually Donald B. Romans, as Trustee and not          individually

/s/ Joyce E. Heinzerling     /s/ Robert F. Shapiro
Joyce E. Heinzerling, as Trustee and not individually Robert F. Shapiro, as Trustee and not          individually

/s/ David L. Landsittel     /s/ George Stark
David Landsittel, as Trustee and not individually George Stark, as Trustee and not individually